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                                                                    Exhibit 7(c)

                           MASTER AFFILIATE AGREEMENT

            This AGREEMENT, made in New York, New York, U.S.A. and dated as of May 15, 2000, by and between Medium4.com, Inc., a corporation organized under the laws of Delaware with principal offices at 120 Fifth Avenue, 7th Floor, New York, N.Y. 10011 ("M4C"), and Windfire International Corporation Ltd., a British Virgin Islands corporation with offices at 34 David Place St. Helier, Jersey JE2 4TE, British Channel Islands (the "Master Affiliate").

                               W I T N E S S E T H

            WHEREAS, M4C is an Internet broadcaster specializing in the production, aggregation and streaming on the World Wide Web of audio video content from around the world in streaming media format on, among other Internet Network Sites, http://www.foreigntv.com, the home of the international Internet Only Television Network(TM) of streaming media channels; and

            WHEREAS, M4C has developed and owns a system for operating a streaming media business on the World Wide Web and for aggregating on and through its web sites the M4C Networks of linked web sites forming channels for broadcasting and streaming international and niche audio video content on the Internet, including but not limited to the technology, domain names, design, and trademarks for such business, and the good will associated therewith; and

            WHEREAS, Master Affiliate recognizes the distinctiveness and value of the M4C Networks, M4C's system of business, M4C's Affiliate Program, and the advantages which may be obtained by using same and adapting it to and marketing it in the Territory, and desires to acquire an exclusive master license pursuant to this Agreement, to market and use M4C's Affiliate Program, M4C's system and some of M4C's Intellectual Property and adapt same to the Territory, all in accordance with this Agreement and as set forth herein, for the purpose of establishing Affiliate Program Channel Sites of the M4C Networks.

            NOW THEREFORE, in consideration of the foregoing, the mutual promises, agreements, covenants, and the respective representations, obligations, undertakings and commitments hereafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:


                                    ARTICLE I
                                  DEFINED TERMS

            1.01 Rules of Interpretation. The defined terms used in this
                 -----------------------
Agreement shall, unless the context otherwise requires, have the meanings specified in this Article I or elsewhere in this Agreement. The singular shall include the plural and the masculine gender shall include the feminine and the neuter, and vice versa, as the context requires.

            1.02 Definitions. Unless the context otherwise requires, the
                 -----------
following capitalized terms shall have the meanings assigned

                                       1
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to them in this Section 1.02.

            "Affiliate" means, with respect to a specified Person, (i) any
            ----------
Person directly or indirectly owning, controlling or holding with power to vote a majority of the outstanding voting securities or other voting Ownership interests of the specified Person, (ii) any Person a majority of whose outstanding voting securities or other voting Ownership interests are directly or indirectly owned, controlled or held with power to vote by the specified Person, (iii) any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, and (iv) any partnership in which the specified Person is or directly or indirectly controls a general partner or directly or indirectly owns a majority of the limited partnership interests which entitle such Person to appoint a general partner therein.

            "Affiliate Program" means the world-wide affiliate program offered
             -----------------
by M4C pursuant to and in accordance with this Agreement, to be featured on M4C Networks, to enjoy the Licenses, and to receive such other benefits, including such enhancements, improvements and changes that M4C shall be offering to Affiliate Program participants generally, in accordance with the Affiliate Program Agreement.

            "Affiliate Program Agreement" means an agreement executed between
            ----------------------------
M4C and an Affiliate Program Participant in substantially the form set forth on Schedule F, on terms and conditions approved by M4C.

            "Affiliate Program Participant" means a Person approved by M4C who
            ------------------------------
agrees to participate in the Affiliate Program in accordance with the Affiliate Program Agreement.

            "Agreement" means this Agreement, together with the schedules and
            ----------
exhibits attached hereto.

            "Annual Gross Revenues" means all proceeds, fees, receipts, moneys,
            ----------------------
credits, and accounts payable received or accruing directly or indirectly from sales by Affiliate Program Participants, or otherwise from the operation of the Affiliate Program in the Territory, including the operation, promotion and displaying of the Channel Sites, including, without limitation, any and all advertising revenues and fees, syndication fees, ecommerce revenue, and the monetary value of all barter, goods, services or any other consideration received or accrued in connection therewith, in the course of any Fiscal Year during the Term, net of sales, VAT, or similar taxes imposed on sales, and adjusted for reasonable discounts and credits given in accordance with acceptable good business practices for arms' length transactions.

            "Bankruptcy Law" means, with respect to any Person, (i) the
            ---------------
Bankruptcy Reform Act of 1978, as amended, and the rules and regulations promulgated thereunder or (ii) any other law in the Territory or in any other jurisdiction applicable to such Person relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, general assignment of assets, or composition or readjustment of debts of such Person.

            "Channel Sites" means the Internet Sites that will be utilized by
            --------------
Affiliate Program Participatns, as a channel of the M4C Networks, operated pursuant to this Agreement, to use the Licenses and perform the business contemplated hereunder. The Channel Sites shall be designated solely by the Domain Names and use such Trade names, Trademarks and other Intellectual Property associated therewith or relating thereto as provided herein. "Channel Sites" also includes Mirror Sites and other Internet Sites that "point" to the Channel Sites.

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            "Claim" means any claim, liability, demand, assessment, action, suit
            ------
or proceeding.

            "Closing Date" means the date of this Agreement.
            -------------

            "Commission" shall mean the commission in an amount equivalent to
            -----------
the rates set forth in Schedule C of all of the Annual Gross Revenues from any source whatsoever paid, payable or accruing directly or indirectly from the Affiliate Program Participant or otherwise deriving from the the operation of the Affiliate Program in the Territory.

            "Content" means edited and unedited, text, graphics, photographs,
            --------
video, audio and/or other data or information, including, without limitation, television, film or other recorded content relating to any subject, and including excerpts thereof.

            "CPI" means the U.S. Consumer Price Index for all urban consumers
            ----
for the national average.

            "Dollars" or "$" means United States dollars.
            --------

            "Domain Name License" means a license to use in the Territory,
            --------------------
publicly display, perform, promote, distribute, operate the Channel Sites under, point to the Channel Sites, or otherwise make available on or through the Channel Sites and/or the Mirror Sites, the Domain Names solely in connection with the operation of the Channel Sites, in accordance with the terms and conditions of the Affiliate Program Agreement, including but not limited to advertising, merchandising of products, and promotional use in print, broadcasting in any other medium, including television, radio, satellite, cable, videocassette or otherwise.

            "Domain Name Registration Agreement " means, collectively, those
            ------------------------------------
certain Domain Name Registration Agreements, a sample of which is set forth on Schedule "B", that have been entered into between the M4C and Network Solutions, Inc., InterNic, ICANN, Register.com, Inc., Enom.com, or any successor, assignee, or replacement thereof, that maintains and handles the registration of domain names and URLs, relating to each of the Domain Names, including its Domain Name Dispute Policy, and any amendment, substitution, or modification thereof, and including any other agreements, rules, regulations, policies, that govern or control with respect thereto.

            "Domain Names" means the domain names and URLs, currently set forth
            -------------
in Schedule "A" hereto, as may be modified from time to time.

            "Encumbrances" means all pledges, liens, charges, encumbrances,
            -------------
easements, defects, security interests, claims, options and restrictions of every kind.

            "Exchange Act" means the Securities Exchange Act of 1934, as
            -------------
amended, and the rules and regulations promulgated thereunder.

            "Fiscal Year" means Master Affiliate's fiscal year, which shall
            ------------
begin on January 1 of each year and end on the following December 31.

            "GAAP" means generally accepted accounting principles as in effect
            -----
from time to time in the United States and as applied in the applicable region of the Territory

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            "Intellectual Property" means all inventions, discoveries,
            ----------------------
trademarks and trademark rights, patents and patent rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, moral rights, jingles, know-how, intellectual property, software, shop rights, licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, computer programs, (including all source codes) and related documentation, technical information, computer discs, computer tapes, reports and other confidential information, intellectual and other intangible property rights, whether or not patentable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), and any and all applications for, registrations of and extensions, divisions, renewals and reissuance of, any of the foregoing, and rights therein, including without limitation (a) rights under any royalty or licensing agreements, and (b) programming and programming rights, in any other medium.

            "Internet" means global network of interconnected computer networks,
            ---------
each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols or methods as may be adopted from time to time, which is used to transmit Content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such Content is delivered through on-line browsers, off-line browsers, or through "push" technology, electronic mail, broadband distribution, satellite, wireless or otherwise, and any subset of such global network, such as "intranets."

            "Internet Business" means an Internet service or web site that (i)
            ------------------
provides information, news or entertainment services, including without limitation the delivery of Content to consumers, or (ii) uses the Domain Names or any other Intellectual Property associated therewith or relating thereto.

            "Internet Site" means any site or service delivering Content on or
            --------------
through the Internet, including, without limitation, any on-line service such as America Online, Compuserve, Prodigy and the Microsoft Network.

            "Licenses" means the Domain Name License, the Trade Name License,
            ---------
the Trademark License, and the Streaming Technology License.

            "Master License Fee" means the fee for the Master Affiliate License
            -------------------
granted hereunder, in the amount of One Million Five Hundred (US$1,500,000) Unites States Dollars.

            "Master Affiliate" means Windfire International Corporation Ltd., a
            -----------------
British Virgin Islands corporation with offices at 34 David Place St. Helier, Jersey JE2 4TE, British Channel Islands, including such successor or assign that is approved in accordance with this Agreement.

            "Master Affiliate License" means the exclusive license and rights
            -------------------------
granted under this Agreement to the Master Affiliate, on and subject to the terms and conditions of this Agreement.

            "M4C" means Medium4.com, Inc., a Delaware corporation or such other
            ----
wholly owned or controlled subsidiary of Medium4.com, Inc. that is nominated or designated for the purpose of entering into and performing this Agreement.

            "M4C Content" means Content owned and/or controlled by M4C, which
            ------------
M4C has the

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right to license and/or sublicense, from M4C's channel sites on the M4C Network, including but not limited globalvillageTV.com(TM) report, music videos, fashion videos, selected interviews and other Content.

            "M4C Networks" means the networks of web sites, web pages, Internet
            -------------
Sites that are owned, operated, maintained, licensed, linked, and/or affiliated with M4C, all engaged in providing audio and video Content using M4C's Streaming Technology, and operated as niche and other programmatic channels. Currently, the M4C Networks are: http://www.foreigntv.com, http://www.streamingusa.com, http://www.nichetv.com, and http://www.medium4music.com.

            "M4C's Streaming Technology" means M4C's methods and processes for
            ---------------------------
digitizing, encoding, publishing, hosting, streaming and making audio video content on the Internet in streaming media format, including but not limited to M4C's PLS - Private Label Streaming(TM) technology.

            "M4C Streaming Technology License" means the license to use M4C's
            ---------------------------------
Streaming Technology solely in connection with the operation of the Channel Sites in accordance with the terms and conditions of the Affiliate Program Agreement.

            "Mirror Site" means an Internet Site which contains the same form
            ------------
and content or display of any of the Channel Sites, which (a) is located (i.e., hosted) at a geographic location distinct from the Channel Sites and (b) is created for the purpose of improving the performance of and accessibility to the Channel Sites.

            "Person" means a natural person, partnership, limited liability
            -------
company, trust, estate, association, corporation, custodian, nominee, government, governmental agency or subdivision, or any other entity.

            "Quarter" shall mean successive three month periods commencing
            --------
January 1, 2000.

            "Quarterly Report" a written report in a form acceptable to M4C that
            -----------------
will be furnished by Master Affiliate hereunder within Fifteen (15) days after the end of each Quarter.

            "Term" shall mean the period of Five (5) Years, commencing as of May
            -----
1, 2000 and ending April 30, 2005, unless terminated in accordance with the terms hereof or otherwise by law.

            "Territory" shall mean those countries set forth on Schedule E.
            ----------

            "Territory Content" shall mean Content from and/or relating to the
            ------------------
Territory for Internet streaming on the Channel Sites, including region-specific Content relating to such region (or sub-territory) that is determined in and pursuant to any Affiliate Program Agreement.

            "Trade Marks" means the trademarks and any successors thereto,
            ------------
currently set forth in Schedule "A" hereto.

            "Trade Mark License" means the license to publicly display, perform,
            -------------------
promote, distribute, and otherwise use in the Territory the Trademarks, solely in connection with the operation of the Channel Sites, in accordance with the terms and conditions of the Affiliate Program Agreement including but not limited to identifying, marketing and promoting the content distributed on the Channel Sites, and any advertising, merchandising of products, and promotional use in print, broadcasting in any other medium,

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including television, radio, satellite, cable, videocassette or otherwise.

            "Trade Names" means the names and any successors thereto, currently
            ------------
set forth in Schedule "A" hereto.

            "Trade Name License" means the license to publicly display, perform,
            -------------------
promote, distribute, and otherwise use in the Territory the Tradenames, solely in connection with the operation of the Channel Sites, in accordance with the terms and conditions of the Affiliate Program Agreement, including but not limited to identifying, marketing and promoting the content distributed on the Channel Sites, and any advertising, merchandising of products, and promotional use in print, broadcasting in any other medium, including television, radio, satellite, cable, videocassette or otherwise.

            "Transfer" means any sale, lease, transfer, Encumbrance, exchange,
            ---------
mortgage, pledge or other disposition; and "Transferred," "Transferee" and
                                           -------------- -----------
"Transferor" have correlative meanings.
-----------

                                   ARTICLE II
                            MASTER AFFILIATE LICENSE

2.01 Master Affiliate License. Subject to all of the terms and conditions
     ------------------------
     hereof, M4C grants to Master Affiliate for and during the Term of this Agreement, the Master Affiliate License, being the exclusive right within the Territory to grant Licenses and License brokerage rights to Affiliate Program Participants in accordance with Affiliate Program Agreements for the expansion and growth of the Affiliate Program, and for the establishment, development, management, operation and exploitation of Channel Sites in the Territories.

2.02 Granting of Licenses. Master Affiliate shall grant Licenses and area
     --------------------
     development and sublicense rights to Affiliate Program Participants for areas, regions, cities, towns, and political jurisdictions within the Territory according to the terms and conditions of this Agreement, and in accordance with the Affiliate Program Agreement with M4C's prior consent, such consent not to be unreasonably withheld. Master Affiliate's right and license to grant Licenses will be exercised, among others, by the execution by each Affiliate Program Participant of a legally binding Affiliate Program Agreement as contemplated hereunder.

2.03 Local Affiliate Program Participants. Master Affiliate will be entitled to
     ------------------------------------
     charge license fees at its own rates, set at Master Affiliate's sole discretion, to approved Affiliate Program Participants who will develop region-based streaming media Channel Sites throughout the Territory, with M4C's assistance and expertise in accordance with the Affiliate Program Agreements. English language Channel Sites will appear on M4C Networks while each affiliate will be entitled to develop local language Internet Sites that hyperlink to the Channel Sites subject to the approval of M4C.

2.04 No Sublicense. The Master Affiliate License granted herein, including all
     -------------
     rights and obligations conferred under this Agreement to Master Affiliate, are personal and limited to Master Affiliate alone and solely the uses specifically authorized under this Agreement. Any unauthorized use constitutes an infringement of M4C's rights. Neither this Agreement nor individual transactions nor rights under it shall be assigned, sublicensed, sublet, sold, hypothecated, pledged, encumbered or disposed by Master Affiliate in any way or manner, nor shall any obligation hereunder be delegated by Master Affiliate without the prior written consent of M4C, which such consent shall not be unreasonably withheld. M4C will agree to grant its consent to (a) an assignment to a wholly owned subsidiary; and
     (b) a one-time

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     assignment of the Master Affiliate License, in the context of a corporate reorganization, to a Person whose beneficial owners are the beneficial owners of Master Affiliate at the date of this Agreement. As a condition precedent to such consent, any such wholly-owned subsidiary or such Person shall assume all of Master Affiliate's obligations, liabilities and responsibilities under this Agreement. Any attempted assignment, sublicense, disposition, or delegation by Master Affiliate without M4C's approval shall be void and constitute an infringement of M4C's rights.

2.05 Use of Rights. Subject to the terms of this Agreement, Master Affiliate
     -------------
     shall have overall responsibility and discretion with respect to the Master Affiliate License in the Territory. Master Affiliate agrees to use the rights conferred in this Master Affiliate License and in the Licenses only in the Territory in connection with the licensing of Affiliate Program Participants. Master Affiliate acknowledges and agrees that the Master Affiliate License herein granted is limited to the Territory and confers no rights upon Master Affiliate to use or license the use of any of the Domain Names, Tradenames, Trademarks, or M4C's Streaming Technology outside the Territory, or in connection to any place outside the Territory, or to operate or to license others to operate Channel Sites outside the scope of the Affiliate Program. Master Affiliate shall cause Affiliates and Affiliate Program Participant to comply strictly with the restrictions described in this Section.



                                  ARTICLE III
                           EFFORTS OF MASTER AFFILIATE

3.01 Efforts.
     --------

     Master Affiliate acknowledges and agrees that the Domain Names, Tradenames and the Trademarks and all associated good will are the exclusive property of and are owned by M4C and are of a great significance and value to M4C and that the strict adherence by Master Affiliate and the Affiliate Program Participants to the quality control standards provided in this Agreement and the Affiliate Program Agreement is essential to the maintenance of the significance and value of the Domain Names, Trade Names and Trademarks and associated good will and to the confidentiality of M4C's Streaming Technology. Master Affiliate further agrees to use its best commercial efforts and active cooperation in and to support M4C's marketing programs, the spirit and intent of which is to maintain and enhance the value and significance of the Trademarks throughout the world. Master Affiliate covenants that it shall comply with all operating standards, as determined from time to time by M4C for the M4C Network.

3.02 Domain Name Registration Agreement.
     -----------------------------------

     Master Affiliate hereby agrees to comply with and adhere to, and cause the Affiliate Program Participants to comply with and adhere to on its own behalf and on behalf of M4C, the provisions of the Domain Name Registration Agreement and, when required timely advance and/or pay, all amounts due thereunder for renewals, or otherwise, to maintain the registration and validity of all of the Territory-specific local top-level Domain Names. M4C shall reimburse Master Affiliate for all amounts advanced and paid hereunder.

3.03 Use of Trade Names and Trademarks.
     ----------------------------------

     Master Affiliate's use of the Trade Names and Trademarks shall be only as supplied and approved by M4C and may not make or use any variation thereof. At all times, the registration symbol "(R)", and any

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     applicable symbol prescribed under Territory law, shall be applied to all registered trademarks, the trademark symbol "TM", and any applicable symbol prescribed under Territory law, shall be applied to all unregistered trademarks, and appropriate copyright notices shall be applied to all copyrighted works. All licensed products and services shall be in compliance with all applicable laws and regulations and the terms of this Agreement and shall be substantially the same as the samples submitted to M4C for approval.

3.04 Compliance with Laws and Good Business Practices. Master Affiliate shall
     ------------------------------------------------
     secure and maintain in force all required licenses, permits and certificates relating to the conduct of Master Affiliate's business and the operation of the Channel Sites. Master Affiliate and M4C shall conduct their respective operations hereunder in full compliance with all applicable laws, ordinances and regulations. All advertising and promotion by Master Affiliate shall be complete and accurate as to all claims of fact. Master Affiliate shall refrain from any business or advertising practice which may be injurious to the business of M4C and the good will associated with M4C's Intellectual Property.


                                   ARTICLE IV
                                 EFFORTS OF M4C

4.01 Assistance and Training in M4C's Streaming Technology. M4C agrees to
     -----------------------------------------------------
     provide Affiliate Program Participants with know-how and information required to operate M4C's Streaming Technology licensed under the Affiliate Program Agreements, including upgrades, enhancements and modifications thereof as shall be implemented by M4C from time to time. M4C further agrees to provide such reasonable training on-site or at M4C's offices, as shall be agreed upon by the parties, as Affiliate Program Participant will require to operate the M4C's Streaming Technology. The cost, terms and conditions of such training to Affiliate Program Participants shall be determined in the Affiliate Program Agreements. M4C shall provide up to 15 hours training on at M4C's facilities, for an aggregate of 150 hours for the Territory, and and up to 20 hours training on site for each of the countries of the Territory for an aggregate of 200 hours for the Territory, for no additional consideration (but for reimbursement by Affiliate Program Participant for all travel, lodging and other reasonable expenses incurred in connection therewith). Any training in excess of the above, will be paid for by the Affiliate Program Participant at fees that will be determined by M4C from time to time. Master Affiliate will be entitled to a commission for such training fees, at a rate that will be agreed upon by the parties.

4.02 The Channel Sites. M4C, in cooperation with Master Affiliate, will assist
     -----------------
     Affiliate Program Participants to manage and operate the Channel Sites as channels of the M4C Networks in accordance with the terms of the Affiliate Program Agreements. Among other provisions, the Affiliate Program Agreements shall provide for the following:

          (a) Design and templating of the Channel Sites and the technical assistance as shall be required to enable Affiliate Program Participants to design, program, operate and maintain the Channel Sites in such a manner as to conform with the design, guidelines, standards, quality, and "look and feel" of M4C Network's channel sites..

          (b) Featuring, hosting and linking the Channel Sites.

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          (c) Providing of M4C Network identification and other cross-promotion.

          (d) Providing of available information, research and data available to M4C for purpose of selling advertising and sponsorships.

          (e) Launching of new M4C Networks to accommodate and host a threshold number of Channel Sites in the Territory, as shall be agreed upon between M4C and the Master Affiliate.

4.03 Territory Content. M4C, in cooperation with Master Affiliate, will assist
     -----------------
     Affiliate Program Participants to develop, produce, and license to and/or cause to be licensed to the Channel Site Territory Content for Internet streaming on the Channel Sites. M4C will provide Affiliate Program Participant with reasonable consultation, advice, and guidelines relating to the subject matter, contents, suitability, editing, formatting, and all other aspects of the Territory Content, in accordance with the Affiliate Program Agreements. It is contemplated that Affiliate Program Participants will furnish to the Channel Sites sufficient quantities of Territory Content to operate and maintain the Channel Sites in a feasible manner, at the standards of quality and quantity of Content, design, display, and delivery that are set from time to time by M4C for M4C's Networks. Master Affiliate shall require that Affiliate Program Participants comply with M4C's guidelines for Territory Content under the Affiliate Program Agreements, including but not limited to the following:

          (a) All Content which Affiliate Program Participants intend to display, exhibit, broadcast, show, stream, make available or otherwise use on the Channel Sites and/or Mirror Sites shall be the property of Affiliate Program Participant or of any Person from whom Affiliate Program Participant may have licensed it, pursuant to a valid and effective license.

          (b) Affiliate Program Participant shall be responsible for producing and editing Territory Content and delivering same to M4C for use with the Channel Sites. M4C shall provide digitizing, encoding, hosting, serving, and streaming services for Territory Content and other Content in streaming media format on the Channel Sites, in accordance with such reasonable business, quality control, technical and other procedures as M4C shall determine from time to time for channels of the M4C Network. facilities.

          (c) Affiliate Program Participant shall be solely responsible for (i) the production, maintenance and monitoring of all Territory Content which is made available on the Channel Sites or Mirror Sites; (ii) any errors, omissions and/or inaccuracies in the transmission or transcription of the Territory Content; obtaining license for the use of any material, including applicable music rights, copyrights or any other rights in Intellectual Property and, to secure, at Affiliate Program Participants' sole cost and expense, and pay for all performing, duplication and/or recording rights licenses, if any, necessary for the use of such Content on the Channel Sites.

          (d) All Territory Content shall be subject to restrictions under applicable law, regulation, or agreement. Affiliate Program Participant shall maintain responsible journalistic standards. No licensed Content shall be used or displayed out of context, or in such a way that exceeds any applicable licensing agreement. Affiliate Program Participant shall not

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distort or misrepresent any events, opinions or statements contained in any
Content received by Affiliate Program Participants.

          (e) Affiliate Program Participants shall represent and warrant to M4C and Master Affiliate that throughout the term of the Affiliate Program Agreement
(a) it owns and shall continue to own all title, right and interest, including, the copyright, performance rights, and all rights (or shall have and continue to maintain a valid and effective license) to publicly display, stream and broadcast on the Internet and the World Wide Web, in and to all Territory Content that it provides, which is licensed hereunder; (b) it has paid and will pay all charges, taxes, license fees for the exercising of any rights granted to all Territory Content, including all re-use or residual payments and related pension and welfare payments payable to any union or guild and all required synchronization licenses; (c) it shall have the right to grant the licenses or sublicenses in the Territory Content to the Channel Site and that by furnishing such license hereunder, it is not in default of any agreement, obligation or undertaking, or infringing the intellectual property rights, privacy or publicity rights, defamation or any other rights of any third party; (d) the Territory Content (i) is not sexually explicit, (ii) contains no profanity;
(iii) does not denigrate a particular group based on gender, race, creed, religion, sexual preference or handicap; (iv) is not fraudulent or misleading;
(v) is not defamatory; and (vi) does not violate any law, infringes the rights of any Person, or subjects or may subject M4C or Affiliate Program Participant to liability or adverse administrative or unfavorable regulatory or investigative action for any reason.

          (f) Affiliate Program Participants shall not establish any links from the Domain Names or conduct cross promotions with any Internet Site which uses or exhibits any gambling, pornographic or obscenity Content.

          (g) M4C and Master Affiliate shall have the right, but not the obligation, prevent the Territory Content from being used for any purpose which is unlawful or defamatory, which contains injurious advice or recommendations, which reasonably appears to violate the proprietary rights (trademark rights, patent rights, copyrights, right of privacy, rights of publicity, etc.) of any person or entity, which may be reasonably calculated to promote hatred, discrimination or incivility, or which is likely to be injurious to the good names or reputations of M4C, Master Affiliate or Affiliate Program Participant. M4C reserves the right, but is not obligated, to refuse the to make available or to discontinue to display any Territory Content that, in its opinion, (i) is sexually explicit, (ii) contains profanity; (iii) denigrates a particular group based on gender, race, creed, religion, sexual preference or handicap; (iv) is fraudulent or misleading; (v) violates any law, infringes the rights of any person, or (vi) subjects or may subject either of the parties to unfavorable regulatory action or liability for any reason.

          (h) Affiliate Program Participant shall prevent the Territory Content from being used for any purpose which is unlawful or defamatory, which contains injurious advice or recommendations, which reasonably appears to violate the proprietary rights (trademark rights, patent rights, copyrights, right of privacy, rights of publicity, etc.) of any person or entity, which may be reasonably calculated to promote hatred, discrimination or incivility, or which is likely to be injurious to the good names or reputations of M4C, Master Affiliate, or Affiliate Program Participant. Affiliate Program Participant shall refuse the to make available and shall immediately discontinue to display any Territory Content that, in M4C's opinion, (i) is sexually explicit, (ii) contains profanity; (iii) denigrates a particular group based on gender, race, creed, religion, sexual preference or handicap; (iv) is fraudulent or misleading; (v) violates any law, infringes the rights of any person, or (vi) subjects or may subject either of the parties to unfavorable regulatory action or liability for any reason.

4.04 M4C Content. M4C shall make available to Affiliate Program Participants and
     -----------
     shall grant Affiliate Program Participant a limited, non-exclusive, royalty-free license or sublicense to use, solely on the Channel Sites, M4C Content that is compatible with the Channel Sites, as shall be agreed upon between the parties, including the right to copy, host, publicly display, show, serve, stream and broadcast in streaming video media format, subject to any restrictions terms or conditions applicable to the M4C Content that is licensed by M4C.

          (a) The license of all M4C Content shall be subject to any restrictions, limitations, terms and conditions under any applicable law or other agreement.

          (b) Affiliate Program Participants shall use the M4C Content solely for streaming on the Channel Sites in accordance with the license granted hereunder. No content provided by M4C shall be used or displayed out of context. Affiliate Program Participant shall not distort or misrepresent any events, opinions or statements contained in M4C Content received by Affiliate Program Participant.

          (c) M4C shall have the right to refuse to deliver to Affiliate Program Participant any Content if, in M4C's sole discretion, the content or the use contemplated, conflicts with, interferes with or is detrimental to M4C's interests, reputation or business or which might subject M4C to unfavorable regulatory action, violate any law, infringe the rights of any person, or subject M4C to liability for any reason. Prior to taking such action, M4C shall confer with Master Affiliate.

                                   ARTICLE V
                         MASTER LICENSE FEE; COMMISSIONS

5.01 Master License Fee. Master Affiliate shall pay M4C the Master License Fee
     ------------------
     for the Master Affiliate License granted hereunder in the amount of One Million Five Hundred (US$1,500,000) United States Dollars, payable as follows:

          (a) All payments of License Fees due under this Agreement, including, shall be paid by Master Affiliate in freely remittable and transferable U.S. Dollars, to M4C at the location designated by M4C, by way of guaranteed wire transfer to a bank account designated by M4C.

          (b) Master Affiliate shall have effected payment of a non-refundable down payment in the amount of Two Hundred Thousand (US$200,000) United States Dollars prior to the execution of this Agreement, the execution hereof, constituting confirm of receipt of payment.

          (c) Master Affiliate shall pay a further amount of Three Hundred Thousand (US$300,000) United States Dollars upon the execution of this Agreement, the execution hereof, constituting confirm of receipt of payment.

          (d) The Master Affiliate shall pay the balance of the Master Affiliate License Fee, in the amount of One Million (US$1,000,000) United States Dollars no later than thirty (30) days from the execution of this Agreement.

5.02 Commissions. During each year of the Term, Master Affiliate shall pay M4C
     -----------
     the Commission calculated at the rates set forth in Schedule C, on all of the Annual Gross Revenues from any source whatsoever paid, payable or accruing directly or indirectly to the benefit of Master Affiliate from any source, or otherwise deriving from the Licenses granted hereunder or otherwise relating to the Channel Sites.

          (i) All payments of Commissions due under this Agreement shall be paid by Master Affiliate in freely remittable and transferable U.S. Dollars to M4C at the location designated by M4C, by way of guaranteed wire transfer to a bank account designated by M4C.

          (ii) Payments of Commission shall be due and payable Quarterly, within Fifteen (15) days after the last day of each particular Quarter, payments shall be made from out of revenues received by Master Affiliate from Affiliate Program Participant, or, if so agreed among the parties, directly from the Affiliate Program Participant.

5.03 Reports and Inspection.
     -----------------------

          (a) Concurrently with the Quarterly payments, Master Affiliate shall furnish M4C with the Quarterly Report in a form acceptable to M4C within Fifteen
(15) days after the end of each Quarter setting forth in detail all sales and other revenue, services and barter that were received, paid, owed, accrued or otherwise earned during the said Quarter, together with a breakdown of gross and net sales by totals and by each significant account or customer. Each Quarterly Report must be fully, truly and accurately completed, and signed and certified as true, complete and accurate by Master Affiliate's Chief Executive Officer or other authorized senior officer. In the event of any inquiry by M4C regarding any Quarterly Report, Master Affiliate shall promptly comply with M4C's reasonable requests for information in the manner requested, including but not limited to furnishing copies of all relevant or requested contracts, agreements, invoices, letters and other documents.

          (b) Master Affiliate hereby acknowledge and agree that M4C will rely upon the information stated in each Quarterly Report submitted by Master Affiliate. If any payment of Commission due pursuant to this Agreement is received without a report, or with an incorrect or incomplete report, such payment may be accepted without prejudice to any of the rights and privileges hereunder. If, in any Quarter, circumstances in the Territory cause a reasonable delay in the submission of the a Quarterly Report, Master Affiliate will pay a good faith estimate of the Commission due for such Quarter, provided that any adjustment owing to M4C as provided hereunder, be paid as soon as practicable thereafter.

          (c) Master Affiliate shall maintain appropriate books of account and records in accordance with GAAP (including, general ledger, sales & purchases journals) and shall make accurate entries concerning all transactions relevant to this Agreement. During the Term of this Agreement, and for a period of three (3) years after this Agreement, Master Affiliate shall maintain, and M4C shall have the right, at its own expense, on reasonable notice to Licensee (of no less than 3 days) and during regular business hours, to examine, photocopy, and make extracts from such books and other records, documents, tax returns, financial statements, and material relating to the Annual Gross Revenues and any use of the Licenses by Master Affiliate or any subsidiary and any other Affiliate, or accounts, vendors, customers and suppliers. Such inspection or audit shall be at M4C's expense provided that the audit reveals no greater than a ten percent (10%) underpayment, otherwise Master Affiliate shall be responsible for all of the costs of such audit or inspection.

5.04 Late Payments. Late payments will accrue interest at a rate equivalent to
     -------------
     the lesser of (i) two percent (2%) above the interest rate for Federal Funds, or (ii) the maximum rate allowable by law. Master Affiliate shall pay M4C all costs of collecting any payments due under this Agreement, including reasonable attorney's fees.


                                   ARTICLE VI
                              TERM And TERMINATION

6.01 Term. The Licenses under this Agreement shall remain in effect throughout
     ----
     the Term.. The Term of the Licenses shall automatically be renewed for an additional period of Five (5) years commencing May 1, 2005, unless agreed otherwise by the parties, provided that Master Affiliate is not in default of any provision of this Agreement at the end of the Term.

6.02 Termination. In the event of expiration or termination of this Agreement,
     -----------
     all rights to the Domain Names, Trade Names, Trademarks and M4C's Streaming Technology that M4C may have granted to Master Affiliate under this Agreement shall immediately revert to M4C. Upon expiration or termination of this Agreement, Master Affiliate shall cease all operation of the Channel Sites and all use of the Domain Names, Trade Names, Trademarks and M4C's Streaming Technology.

6.03 Grounds for Termination.
     ------------------------

          (a) M4C may terminate this Agreement without liability to M4C, by sending written notice to Master Affiliate if (i) Master Affiliate materially breaches any provision or fails to perform any of its material obligations under this Agreement and does not remedy such failure within thirty (30) days after written notice thereof. If Master Affiliate receives two (2) notices of default concerning payments and/or submission of reports within any twelve (12) month period and this Agreement is not terminated, then any future default may, at the sole option and in the sole discretion of M4C be deemed incurable and the termination of the Licenses shall be effective immediately upon the giving of notice.

          (b) M4C may terminate this Agreement without liability to M4C immediately upon the occurrence of any of the following events: (i) Master Affiliate shall become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due; or (ii) Master Affiliate shall apply for, or consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for, any of its assets, or make a general assignment for the benefit of creditors; or (iii) in the absence of such application, consent or acquiescence, a trustee, receiver, sequestrator or other custodian shall be appointed for Master Affiliate for a substantial part of its assets, and not discharged within 30 days; or (iv) any bankruptcy reorganization, debt arrangement, or other case or proceeding under any Bankruptcy Law shall be commenced in respect of Master Affiliate, and, if not commenced by Master Affiliate, shall be consented to or acquiesced in by Master Affiliate, or shall result in the entry of an order for relief (or its substantial equivalent) or shall remain for 30 days undismissed; or (v) the filing of a petition by or against Master Affiliate under the Bankruptcy Laws, or Master Affiliate or a third party commences a proceeding or files a petition of similar import under another applicable Bankruptcy Law in which Master Affiliate is the subject of such action; or (vi) Master Affiliate defaults on a common law or statutory lien.

          (c) Master Affiliate may terminate this Agreement without liability to Master Affiliate immediately upon the occurrence of any of the following events:
(i) M4C shall become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due; or (ii) M4C shall apply for, or consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator, or other custodian for, any of its assets, or make a general assignment for the benefit of creditors; or (iii) in the absence of such application, consent or acquiescence, a trustee, receiver, sequestrator or other custodian shall be appointed for M4C for a substantial part of its assets, and not discharged within 30 days; or (iv) any bankruptcy reorganization, debt arrangement, or other case or proceeding under any Bankruptcy Law shall be commenced in respect of M4C, and, if not commenced by M4C, shall be consented to or acquiesced in by M4C, or shall result in the entry of an order for relief (or its substantial equivalent) or shall remain for 30 days undismissed; or (v) the filing of a petition by or against Master Affiliate under the Bankruptcy Laws, or M4C or a third party commences a proceeding or files a petition of similar import under another applicable Bankruptcy Law in which M4C is the subject of such action; or (vi) M4C defaults on a common law or statutory lien.



                                  ARTICLE VII
                OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY

7.01 No Contest. The parties hereby acknowledge and agree that all the Domain
     ----------
     Names, the Trade Names, the Trademarks and the M4C's Streaming Technology, including all logos, slogans, designs, photographs, artwork, illustrations, and copyrights used by Master Affiliate hereunder, shall remain solely the property of M4C. Master Affiliate shall not contest or dispute the validity or enforceability of, or that M4C is the rightful owner of, the Domain Names, the Trade Names, the Trademarks or the Streaming Technology or any Intellectual Property relating or connecting thereto or goodwill associated therewith. Master Affiliate shall not claim any title to or right to use the Domain Name or any variation thereof, other than the right to use them in accordance with this Agreement. Master Affiliate recognizes the great value of the goodwill associated with the M4C's Trademarks and the identification of the intent and other services and products with the M4C's Trademarks and other Intellectual Property acknowledges that the M4C's Trademarks and all rights therein and goodwill pertaining thereto belong to M4C. Master Affiliate shall not at any time use, promote, advertise, display or otherwise commercialize M4C Trademarks or any material utilizing or reproducing M4C's Trademarks in a manner that will adversely affect any rights, ownership or otherwise of M4C or in a manner that would derogate or detract from the repute of M4C, or M4C's Trademarks, or the goodwill associated therewith. Anything to the contrary notwithstanding, nothing herein contained shall limit or prevent M4C from the use by itself or any of its Affiliates of the Trade Names and Trade Marks licensed to Master Affiliate hereunder. The parties further acknowledge and recognize, as between them, that Master Affiliate and/or Affiliate Program Participant shall own the copyright to all original Territory Content produced by them.

7.02 Enforcement. In the event that Master Affiliate learns of any infringement,
     -----------
     imitation or any other unauthorized use of any Domain Name, Trade Name, or Trademark, or use of any substantially similar name, mark, URL, or other designation, or of any use or attempted use by any unauthorized person in the Territory or anywhere else, Master Affiliate shall promptly notify M4C. M4C thereupon shall take such action, or no action, as it, in its sole discretion, deems advisable for the protection of the Trade Name, the Trade Mark or Domain Name, or, at M4C's expense, Master Affiliate shall, require Affiliate Program Participant to take such reasonable action in the Territory as requested by M4C, said action to be maintained under such name and direction as M4C shall require, at its discretion. Master Affiliate, in any event, shall cooperate with M4C in all respects, including, without limitation, by being a plaintiff or co-plaintiff and by causing its officers to execute pleadings and other necessary documents. In no event, shall M4C be required to take any action if M4C deems it inadvisable to do so. If M4C deems it inadvisable to take any such action, Master Affiliate may then take such action in the Territory at its own expense. In such event M4C shall, at Master Affiliate's expense, render all reasonable assistance to Master Affiliate in connection therewith.

7.03 Master Affiliate Intellectual Property. All of Master Affiliate's
     --------------------------------------
     trademarks shall remain the property of Master Affiliate and M4C shall have no rights therein and shall take no action inconsistent with Master Affiliate's ownership thereof. Nothing in this Agreement shall be construed as granting M4C any rights whatsoever in any trademarks or Intellectual Property of Master Affiliate. M4C shall not claim any title to or right to use Master Affiliate's trademarks or any variation thereof.


                                  ARTICLE VIII
                        CONFIDENTIALITY; NON-COMPETITION

8.01 Confidentiality. Each party hereunder will use the information, records,
     ---------------
     and accounts relating to any Intellectual Property owned by the other, or to the business and operations of the obtained by such party or any of its Affiliates from the other party relating to the Licenses, the Intellectual Property thereof, the operation of the Channel Sites, or any other information relating to suppliers, customers, business operations, or pertaining to any aspect of the business and transactions contemplated hereunder that is not publicly available (the "Confidential Information") solely in connection with the management and direction of the business operations of Master Affiliate in the best interests of Master Affiliate. In addition, each Party will hold all Confidential Information in strict confidence from any Person (other than any director, officer, employee, agent or other representative of such Party or any of its Affiliates who obtains such information in the normal course of his or her efforts to advance and promote the interests of Master Affiliate and Master Affiliate Business) and each Party will use its best efforts to cause any such director, officer, employee, agent or other representative to hold such information in strict confidence, in accordance with reasonable procedures customarily employed by such Party to safeguard the confidentiality of its own business secrets and other sensitive proprietary information, unless (i) compelled to disclose by judicial or administrative process or by other requirements of law or stock exchange rules or (ii) disclosed in an action or proceeding brought by a Party or any of its Affiliates in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its Affiliates furnished or made available to it by another Party or another Party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the Party receiving such documents or information without such information having been subject to any confidentiality agreement with Master Affiliate or any other Party, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party or (c) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party to keep such documents and information confidential.

8.02 Non-Competition.
     ----------------

          (a) Each Party hereby agrees that, except as provided in this Agreement from and after the date of this Agreement and until the expiration of the Term such Party will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, owning any interest in, provide any financing for, or performing any service for, any business organization which directly competes or is reasonably likely to compete with the Channel Sites in the Territory or, as a sole proprietor, director, officer, shareholder, partner, employee, manager, consultant, independent contractor, advisor or otherwise, engage in competition with the Channel Sites, or any business conducted by M4C or by its subsidiaries or any business which M4C or any of its subsidiaries had developed substantial plans to enter into during the Term of this Agreement; provided however, that the display, delivery, hosting, streaming and broadcasting by M4C of Territory Content or any other Content similar to Territory Content or otherwise relating to the Territory, shall not be deemed a violation of this Section 8.02.

          (b) Master Affiliate hereby agrees that, except as provided in this Agreement from and after the date of this Agreement and until the expiration of the Term, Master Affiliate and any executive officer, director or shareholder, owning more than one third of Master Affiliate's equity, will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, (i) owning any interest in, provide any financing for, or performing any service for, any business organization which engages in competition with M4C, as a sole proprietor, director, officer, shareholder, partner, employee, manager, consultant, independent contractor, advisor or otherwise, engage in competition with, any business conducted by M4C or any business which M4C or any of its subsidiaries had developed substantial plans to enter into during the Term of this Agreement relating to the production, editing, digitizing, encoding, hosting, streaming, making available, licensing, sublicensing, syndicating or otherwise using international content on the Internet; or (ii) registering, licensing, or using any domain names containing the letters "TV" or which states or implies streaming or any other similar aspect of the M4C's Internet Business, or the M4C Networks, and

          (c) engaging in, or owning any interest or investment in any Person (other than as a passive investor owning 5% or less of any class of outstanding shares of any Person whose shares are publicly traded) that engages in, any of the activities proscribed by clauses (a) and (b) of this
Section 8.02.

          (d) Nothing in this Agreement shall be deemed to prevent M4C or any of its Affiliates from enforcing any of its rights with respect to Intellectual Property owned or acquired by it without breach of this Agreement.

          (e) The parties hereto recognize that the laws and public policies of the various states of the United States and the Territory may differ as to the validity and enforceability of covenants similar to those set forth in this
Section 8.02. It is the intention of the parties that the provision of this
Section 8.02 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 8.02. Accordingly, if any provision of this
Section 8.02 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction



                                   ARTICLE IX
                      REPRESENTATIONS AND WARRANTIES OF M4C

9.01 M4C represents and warrants to Master Affiliate that:

          (a) Due Execution.
              --------------

 This Agreement has been duly executed and delivered by M4C and this Agreement constitutes, a valid and binding obligation of M4C , enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

          (b) Organization.
              -------------

M4C is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

          (c) Corporate Authority.
              -------------------

 M4C has full corporate power and authority to enter into this Agreement and to consummate the transactions and perform the obligations contemplated hereby and thereby. The execution, and performance by M4C of this Agreement has been duly authorized by all requisite corporate action. This Agreement has beenduly executed and delivered by M4C, and this Agreement constitutes will constitute, a valid an binding obligation of M4C, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

          (d) No Violation.
              ------------

M4C is not subject or bound by any provision of:

          (i) any law, statute, rule, regulation or judicial or administrative decision,

          (ii) any articles or certificate of incorporation or by-laws,

          (iii) any mortgage, deed of trust, lease, note, shareholder, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction,

          (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator

          (v) that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by M4C of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by M4C of this Agreement the consummation of the transactions contemplated hereby.



                                   ARTICLE X
               REPRESENTATIONS AND WARRANTIES OF MASTER AFFILIATE

10.01 Master Affiliate represents and warrants to M4C that:

          (a) Due Execution.
              -------------

This Agreement has been duly executed and delivered by Master Affiliate and this Agreement constitutes, a valid and binding obligation of Master Affiliate , enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

          (b) Organization.
              ------------

Master Affiliate is a corporation duly organized and validly existing and in good standing under the laws of the British Virgin Islands and is duly authorized to own property and conduct business in and under the laws of the Territory.

          (c) Corporate Authority.
              -------------------

Master Affiliate has full corporate power and authority to enter into this Agreement and to consummate the transactions and perform the obligations contemplated hereby and thereby. The execution, delivery and performance by Master Affiliate of this Agreement has been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Master Affiliate, and this Agreement constitutes will constitute, a valid an binding obligation of Master Affiliate, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

          (d) No Violation.
              ------------

Master Affiliate is not subject or bound by any provision of:

               (i) any law, statute, rule, regulation or judicial or administrative decision,

               (ii) any articles or certificate of incorporation or by-laws,

               (iii) any mortgage, deed of trust, lease, note, shareholder, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction,

               (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

               (v) that would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Master Affiliate of this Agreement and the consummation of the transactions contemplated hereby. No consent, approval or authorization of or declaration or filing with any Person is required for the valid execution, delivery and performance by M4C of this Agreement and the consummation of the transactions contemplated hereby.

          (e) No Warranty.
              -----------

Master Affiliate is aware and agrees that M4C makes no representations or warranties of any kind, express or implied with respect to the Domain Names and the performance, quality, feasibility, efficacy or any other aspect of any of the Domain Names or the Internet Business that will be conducted therewith. THERE IS NO WARRANTY OF MERCHANTABILITY NOR WARRANTY OF FITNESS FOR ANY USE OR PURPOSE, NOR ANY IMPLIED WARRANTY OF ANY KIND, REGARDING THE DOMAIN NAMES, THE TRADE NAMES, THE TRADEMARKS, M4C'S STREAMING TECHNOLOGY OR ANY CONTENT FURNISHED TO MASTER AFFILIATE BY M4C PURSUANT TO THIS AGREEMENT.


                                   ARTICLE XI
                                INDEMNIFICATIONS

11.01 Indemnification by Master Affiliate. Master Affiliate shall defend,
      -----------------------------------
      indemnify and hold harmless M4C, its successors, assigns and Affiliates and the officers, directors, employees, representatives and agents of the foregoing from and against any and all liabilities, claims, expenses, suits, damages, judgments and losses, including attorneys fees, for which M4C may become liable or may incur or pay, in or as a result of, or by reason of any acts or omissions that may be committed or suffered by Company, Master Affiliate or any of its servants agents or employees, in connection with Master Affiliate's performance under this Agreement, including but not limited to (i) claims based on the Content; (ii) claims for alleged infringement of any Intellectual Property or other right that result from operating the Channel Sites or the conduct any other of Master

      Affiliate's business or other activities; (iii) the unauthorized use of the Domain Names, the Trade Names, the Trademarks, M4C's Streaming Technology or any of M4C's Intellectual Property; or (iv) any claim that any right of any Person has been violated or infringed by Master Affiliate, including but not limited to libel, defamation, infringement or violation of any trademark, copyright, right of privacy, right of publicity, or any other right of any Person.

11.02 Indemnification by M4C. M4C warrants that it has the right to grant the
      ----------------------
      Master Affiliate License contained in this Agreement. Subject to the limitations set forth in this Subsection, M4C agrees to indemnify and hold Master Affiliate harmless from any claim, suit, loss and damage made or sustained by Master Affiliate by reason of a breach of this warranty, provided that Master Affiliate gives M4C prompt written notice of any such claim. It is expressly understood and agreed that the foregoing warranty and indemnity shall be Master Affiliate's sole remedy in respect of any claim loss, damage, or expense sustained or made by Master Affiliate in respect of any failure or alleged failure on the part of M4C to perform its obligations under this License Agreement and that M4C's indemnification obligations are limited to the amount of License Fees and Commissions paid to M4C hereunder. M4C makes no representations, warranties or guarantees, express or implied, other than those expressly set forth in this Subsection. Notwithstanding anything in this Agreement to the contrary, M4C shall not be liable to Master Affiliate for special or consequential damages claimed or suffered by Master Affiliate whether arising out of a breach of its obligations under this Agreement, or otherwise, including if M4C has been notified thereof in advance. M4C shall have the right to defend (and control the defense) or settle (in its sole discretion) any litigation for which indemnity is sought hereunder and Master Affiliate shall cooperate in the defense and/or settlement of the same. If a final injunction is obtained in such action against Master Affiliate's use of any Domain Name, Trade Name, Trademark, M4C's Streaming Technology, or M4C Content, if in M4C's opinion any Domain Name is likely to become the subject of a claim of infringement, M4C will at its option and expense either: (i) procure for Master Affiliate the right to continue to use the Domain Names; or (ii) modify the Domain Name so that it becomes non-infringing; or (iii) may terminate this Agreement.


11.03 Notice of Indemnification. Each party to be indemnified (an "Indemnified
      -------------------------
      Party") under Sections 11.01 and 11.02 shall give each indemnifying party notice of any losses, claims, damages, and liabilities subject to the indemnity within thirty (30) days after the Indemnified Party has received notice thereof. The indemnifying party or parties shall be entitled to participate in or direct the defense of any action in connection with the reported losses, claims, damages and liabilities, provided that counsel, reasonably satisfactory to the Indemnified Party, is retained, and further provided that M4C shall have the right to retain counsel of its choice. No Indemnified Party shall settle or compromise any claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. An indemnifying party shall not be liable to an Indemnified Party in respect of settlements effected by the Indemnified Party without the written consent of such indemnifying party, which consent shall not be unreasonably withheld or delayed.

The indemnifying party, at the request of the Indemnified Party, shall pay in advance any legal or other expenses incurred in investigating or defending any loss, claim, damage or liability which may be subject to indemnification under Sections 11.01 and 11.02, upon receipt of an undertaking from the Indemnified

Party on whose behalf such expenses are paid to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by Master Affiliate.

11.04 Insurance. Master Affiliate shall require Affiliate Program Participant to
      ---------
      procure, purchase, and maintain insurance coverage throughout the Term of this Agreement, against error and omissions, professional broadcast, liability, media perils, and business risks in an amount sufficient to cover losses, claims, damages or liabilities subject to indemnification hereunder. Affiliate Program Participant shall be responsible for the cost of said insurance which shall remain in full force and effect throughout the Term. The said insurance policy shall name M4C and Master Affiliate as insureds in addition to Affiliate Program Participant.


                                  ARTICLE XII
                                  MISCELLANEOUS

12.01 Expenses and Finder's Fees. Each party hereto will bear its own expenses
      --------------------------
      in connection with the drafting, negotiation and execution of this Agreement and its performance, except as express provided herein. Master Affiliate and M4C each represents and warrants to the other that the negotiations relative to this Agreement and the transactions contemplated thereby have been carried on in such a manner as not to give rise to any valid claims against the other party for a brokerage commission, finder's fee or other like payment, and, if any claim is made, it is invalid.

12.02 Press Releases. Except as required by law or stock exchange regulation,
      --------------
      any public announcements regarding the execution of this Agreement and the transactions contemplated hereby shall be made only with the mutual consent of M4C and Master Affiliate.

12.03 Notices. All notices or other communications required or permitted to be
      -------
      given hereunder shall be in writing, shall be given by mail, return receipt requested, postage prepaid, prepaid telegram with confirmation of delivery obtained, telecopy with evidence of transmission, or personally delivered with confirmation of delivery obtained, and shall be deemed to have been duly given when received at the address specified in Schedule D. Any Party shall have the right to change its address for notice hereunder from time to time to such other address and/or fax number as may hereafter be furnished in writing by such Party to the other Parties.

12.04 Multiple Counterparts. This agreement may be executed acknowledged in
      ---------------------
      multiple counterparts, each of which shall be an original, but all of which taken together shall be and constitute one instrument.

12.05 Entire Agreement. This Agreement and the Appendices and Schedules hereto
      ----------------
      and thereto constitute the entire agreement among the parties hereto and contain all of the agreements among such parties with respect to the subject matter hereof and thereof. This Agreement and and the Appendices and Schedules hereto and thereto supersede any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof and thereof.

12.06 Arbitration. The parties agree that any dispute, controversy or claim
      -----------
      between the parties arising under or in connection with this Agreement or the transactions, and relationship contemplated hereunder, including the validity hereof, if not resolved by amicable negotiations, shall be submitted to the New York Region office of the American Arbitration ("AAA") for binding arbitration hereunder.

                  (a) Any arbitration proceeding under this provision shall be conducted in accordance with the Commercial Rules of the AAA that are in effect at the time the demand for arbitration is made.

                  (b) The arbitration shall be conducted before one (1)
            arbitrator pursuant to the Commercial Rules. Discovery shall be permitted to the fullest extent permitted by such rules, as shall be ordered by the Arbitrator.

                  (c) The arbitrator may order specific performance or an
            injunction and shall be granted all powers to the maximum extent possible and practical to protect the respective rights of the parties herein and enforce the provisions of this Agreement. The arbitrator may make any order concerning severance of issues and/or claims to be presented at the arbitration, as long as they deal directly with the contents of this Agreement.

                  (d) Any order, decision, determination or award made by the arbitrator shall be conclusive, final and binding upon all of the parties, and their respective heirs, executors, administrators, successors and assigns. Judgment upon any such order, decision, determination or award may be confirmed, entered and enforced in any court of competent jurisdiction;

                  (e) The prevailing party shall be entitled to recover
            reasonable out-of-pocket attorneys' fees, costs and expenses directly related to the arbitration from the non-prevailing party.

12.07 Governing Law; Jurisdiction. This Agreement, all Exhibits and amendments
      ---------------------------
      hereto, shall be governed in all respects under the internal laws of the State of New York applicable to agreements made and to be performed wholly in the State of New York (excluding any such law which may direct the application of the laws of any other jurisdiction), except that any questions governed by the trademark statutes of the United States of America shall be governed by and determined under such statutes. The parties hereby submit to the exclusive jurisdiction of the state and federal courts of the State of New York and with venue in New York County for confirmation and enforcement of any arbitration award awarded in connection with this Agreement, including the validity, execution, performance and enforcement hereof, and any matter relating hereto or relating to the relationship between the parties that was created or contemplated hereunder. The parties agree that they will not resort to the courts or other governmental agencies of any other jurisdiction for the resolution of any dispute or controversy and agree to service by mail and waives any requirements of personal service. Notwithstanding, the parties shall be permitted to enforce judgments, decisions and orders of the competent court of New York or otherwise seek emergency relief in connection with or in support of such New York arbitration in the courts of other jurisdiction for the sole purpose of preventing material and irreparable harm to the Domain Names, Trade Names, Trademarks, M4C's Streaming Technology or other of M4C's Intellectual Property.

12.08 Specific Performance; Equitable Relief. The parties acknowledge that any
      --------------------------------------
      actions in breach or violation of the provisions of this Agreement could materially and irreparably harm the Domain Names, Trade Names, Trademarks, M4C's Streaming Technology or other of M4C's Intellectual Property or Master Affiliate's Intellectual Property and an injured party could not be adequately compensated by monetary damages. In the event of a breach or reasonably likely breach of this Agreement, by reason of the inadequacy of monetary damages as a remedy to such breach, the injured party shall have the right to obtain temporary or permanent injunctive or mandatory relief or other relief under law or equity in a court of competent jurisdiction, subject to it being the intention of the parties that this Agreement be specifically enforced to the maximum extent permitted by law, subject to
      Section 12.07 hereof.

12.09 Waiver. Any term or provision of this Agreement may be waived, or the time
      ------
      for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement only if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.10 Relationship. M4C and Master Affiliate are independent contractors, and
      ------------
      neither party shall be, nor represent itself to be, the joint venturer, franchiser, franchisee, partner, broker, employee, servant, agent or representative of the other party for any purpose. No party shall have the authority to, nor shall any party, make any representations or incur or bind any obligations on behalf of the other party and neither party shall be responsible for the acts or omissions of the party.

12.11 Headings; Severability; Construction. The headings and titles used in this
      ------------------------------------
      Agreement are for convenience only and shall not limit, expand or otherwise affect any of its terms. If any provisions of this Agreement is declared invalid, illegal, or unenforceable in any respect, it shall be deemed adjusted to conform to the legal requirements, or if no adjustment can be made, the provision shall be deleted, unless such adjustment or deletion materially frustrates the purpose of the parties in entering this Agreement. In case any one or more of the covenants, agreements, or provisions hereof shall be invalid, illegal, or unenforceable in any respect, the validity of the remaining covenants, agreements, or provisions hereof shall be in no way affected, prejudiced, or disturbed thereby. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption of burden of proof shall arise favoring or not favoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.12 Force Majeure. If any Party fails to perform its obligations (except
      -------------
      payment obligations) because of strikes, lockouts, labor disputes, embargoes, acts of God, inability to obtain labor or materials or reasonable substitutes for labor or materials, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, fire or other casualty, or other causes, beyond the reasonable control of the Party obligated to perform, then that Party's performance shall be excused for a period equal to the period of such cause for failure to perform; provided, however, that despite anything to the contrary in this paragraph, if the cause of a Party's failure to perform results from any act by that Party or any cause that could have reasonably been prevented through that party's exercise of ordinary care, then such cause shall not excuse the performance of the provisions of this Agreement by that Party.

12.13 Right of Second Refusal. The Master Affiliate shall have the right of
      -----------------------
      second refusal with respect to the region of Taiwan, it being acknowledged, understood and agreed that M4C previously granted a right of first refusal to Taiwan to a third party. The Master Affiliate shall have the right to match, or out bid, any offer given to M4C with respect to Taiwan. The parties shall mutually agree to the procedure by which such right will be exercised.

      IN WITNESS WHEREOF, the Parties have executed this agreement with effect as of the date set forth in the first paragraph hereof.


                                          Windfire International Corporation


                                          By:
                                                Name:
                                                Title:


                                          Medium4.com, Inc.


                                          By:
                                                Name:
                                                Title:

                                   SCHEDULE C
                                   ----------

                                   Commissions
                                   -----------

In addition to the Master License Fee, M4C will be entitled to the following portion of all license fees, e-commerce, advertising and other revenue:

            a.           For Category A Countries:

                        (i)   First year of the Master License                                             20%; and

                        (ii)  Second year to Fifth year of the Master License                              30%.


            b.           For Category B Countries:

                        (i)   First year of the Master License                                             10%;

                        (ii)  Second year of the Master License                                            20%; and

                        (iii) Third year to Fifth year of the Master License                               30%.

                                   SCHEDULE E
                                   ----------

                                  The Territory
                                  -------------



      Category A- Countries             Category B - Countries
      ---------------------             ----------------------
   Thailand                           Kenya
   Malaysia                           Tanzania
   Singapore                          Uganda
   Indonesia                          Philippines
   Brunei
   South Africa

      (the countries shall be collectively referred to as the "Territory").